EXHIBIT 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

          THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), dated as of October 31, 2011, between LIBBEY INC., a Delaware corporation (the “Company”), and ________________________ (the “Executive”).

          WHEREAS, the Company and the Executive wish to enter into an employment arrangement;

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Term of Agreement. The term of this Agreement shall commence on January 1, 2012 and shall continue through December 31, 2012. Commencing on January 1, 2013, and each January 1 thereafter, the term of this Agreement shall be extended automatically for one additional year unless, on or before September 30 of the then-current term, the Company gives written notice to the Executive that the Company does not wish to extend this Agreement beyond the expiration of the then current term. For example, if the Company does not desire to renew this Agreement for the 2013 calendar year, the Company must, on or before September 30, 2012, give written notice to the Executive that the Company does not wish to extend the term of this Agreement for the 2013 calendar year. The Company's employment of the Executive under this Agreement shall continue during the term of this Agreement until terminated as provided in Section 4. Notwithstanding the foregoing, the term of this Agreement shall automatically end on the last day of the month in which the Executive reaches age 65. In such case, termination on or after this date shall be treated as a Termination by Resignation or Retirement under Section 4(e) of this Agreement.

         2. Position and Duties.

              (a) Position. The Executive hereby agrees to serve as an officer of the Company and to perform all duties assigned by the Company commensurate with his position. The Executive shall devote the Executive's best efforts to the performance of services to the Company in accordance with the terms of this Agreement and as the Company reasonably may request.

              (b) Other Activities. While employed pursuant to this Agreement, the Executive shall not, other than in the performance of duties inherent in, and in furtherance of, the business of the Company, engage in any other business or commercial activity as an employee, consultant, or in any other capacity, whether or not any compensation is received therefore. Nothing in the preceding sentence shall prevent the Executive from (i) making and managing personal investments, (ii) engaging in community and/or charitable activities, including without limitation service as a director, trustee or officer of an educational, welfare, social, religious or civic organization or charity, (iii) serving as a trustee or director or similar position of a for profit corporation or business enterprise as approved in writing by the Chief Executive Officer, or (iv) engaging in such other activities as are approved in writing by the Chief Executive Officer. The Executive shall refrain, however, from engaging in any of the acts described in clauses (i) - (iv) of the preceding sentence to the extent that they singly or in the aggregate interfere with the proper performance of the Executive's duties and responsibilities to the Company or are inconsistent with Section 9.

         3. Compensation. In consideration of the performance of his duties under this Agreement, the Executive shall be entitled to receive the salary, incentive compensation and benefits set forth on Schedule 1. All amounts payable to the Executive under this Section 3 shall be paid in accordance with the Company's benefit plans and programs and regular payroll practices (e.g., timing of payments and standard employee deductions, such as income and employment tax withholdings, medical benefit contributions and parking fees, among others). No additional compensation shall be payable to the Executive by reason of the number of hours worked or any hours worked on Saturdays, Sundays or holidays, by reason of special responsibilities assumed (whether on behalf of the Company or any of its subsidiaries or affiliates), special projects completed, or otherwise. The Executive's compensation shall be reviewed by the Chief Executive Officer, the Board or the Compensation Committee of the Board (the “Compensation Committee”) periodically for possible merit increases and other changes as such reviewer deems appropriate.

         4. Termination of Employment. Either party may terminate the Executive's employment under this Agreement at any time and for any reason as set forth below:

              (a) Termination for Cause. The Company may at any time terminate the Executive for Cause as hereinafter provided and shall thereafter have no further obligations to the Executive except as specifically provided in this Agreement. Without waiving any rights the Company may have hereunder or otherwise, the Company expressly reserves its rights to proceed against the Executive for damages in connection with any claim or cause of action that the Company may have arising out of or related to the Executive's employment. “Cause” means (i) the Executive's willful and continued failure (other than as a result of incapacity due to physical or mental illness or after the Executive issues a Notice of Termination for Good Reason (as defined in Section 4(d)) to substantially perform the Executive's duties, after the Board delivers to the Executive a written demand for substantial performance that specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, (ii) the Executive's willful and continued failure (other than as a result of incapacity due to physical or mental illness or after the Executive's issuance of a Notice of Termination for Good Reason) to substantially follow and comply with the specific and lawful directives of the Board, after the Board delivers to the Executive a written demand for substantial performance that specifically identifies the manner in which the Board believes that the Executive has not substantially followed or complied with the directives of the Board, (iii) the Executive's commission of an act of fraud or dishonesty that causes harm to the Company; (iv)  the Executive's failure to comply with a material Company policy or code of conduct as in effect from time to time; (v) the Executive's material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company; or (vi) the Executive's illegal conduct or gross misconduct that causes harm to the Company. The Company may not terminate the Executive for Cause unless and until the Company has delivered to the Executive a Notice of Termination that includes a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board specifying in reasonable detail the particulars of the conduct constituting cause. The Executive's employment shall be terminated immediately upon delivery of the Notice of Termination.

              (b) Death. If the Executive is employed by the Company pursuant to this Agreement at the time of the Executive's death, then the Executive's employment shall be terminated automatically concurrently with his death.

              (c) Permanent Disability. The Company may terminate the Executive's employment due to the Executive's Permanent Disability. For purposes of this Agreement, “Permanent Disability” means any incapacity due to physical or mental illness as a result of which the Executive is absent from the full-time performance of his duties with the Company for six consecutive months and does not return to the full-time performance of his duties within 30 days after the Company gives Notice of Termination to the Executive.

              (d) Termination Without Cause or For Good Reason. The Company may terminate the Executive's employment without Cause or the Executive may terminate his employment for “Good Reason” (other than on account of death or Permanent Disability) by delivery of a Notice of Termination. The Executive's employment shall be terminated 30 days after receipt of the Notice of Termination (unless, in the case of a termination for Good Reason, the condition giving rise to Good Reason has been remedied or cured by the Company). In the case of a Termination without Cause or for Good Reason, the Executive shall be entitled to the compensation, vesting and benefits as described in Section 5(c) below. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without the Executive's consent unless they are fully corrected (provided such circumstances are capable of correction) prior to the Date of Termination:

             (i) The Executive ceases to be an officer of the Company reporting to the Chief Executive Officer;

             (ii) There is reduction in the Executive's Base Salary and the reduction is not applied in the same or similar manner to the Officer Group (as defined below);

            (iii) There is a material reduction in the annual incentive compensation opportunity or long-term incentive compensation opportunity established for the position held by the Executive and the reduction is not applied in the same or similar manner to the Officer Group;

             (iv) There is a material reduction or elimination of an executive benefit or an employee benefit and the reduction is not applicable to the Officer Group in the same or similar manner;

             (v) There is a material breach of this Agreement by the Company and the Company does not remedy it prior to the expiration of sixty (60) days after receipt of written notice of the breach given by the Executive to the Company;

             (vi) The Company exercises its right not to extend the term of this Agreement beyond the then current term, unless the Company concurrently exercises its right not to renew the employment agreements in effect with respect to the then-current members of the Officer . The “Officer Group” means the individuals listed on Schedule 2. If the employment of any individual listed on Schedule 2 is terminated by the Company for Cause, death or Permanent Disability or by the individual without Good Reason, that individual shall no longer be a member of the Officer Group.

If the Executive does not deliver to the Chief Executive Officer, within ninety (90) days after the date on which the Executive knew or should have known of the Good Reason event, written notice specifying in reasonable detail the particulars giving rise to the Good Reason Event, the Executive shall be deemed conclusively to have waived that particular Good Reason Event (but not any subsequent Good Reason Event) even if the Executive's failure to give timely notice of the Good Reason event is a result of the Executive's incapacity due to physical or mental illness. In all events, the Company will be given a 30 day period to cure or remedy the condition giving rise to the Executive's notice.

            (e) Termination by Resignation or Retirement. The Executive may at any time resign or retire, other than for Good Reason, by Notice of Termination to the Company. The Executive's employment will be terminated 30 days after receipt of the Notice of Termination, unless another date is agreed to by both the Executive and the Company. For purposes of this Agreement, “retirement” shall mean the Executive's resignation, other than for Good Reason, at any time after attaining the age of 65.

            (f) Notice of Termination. A party who terminates the Executive's employment (other than a termination as a result of death or as a result of resignation or retirement that is not at the written request of the Company and is not for Good Reason) shall provide to the other party Notice of Termination in accordance with this Section 4. “Notice of Termination” means a written notice that indicates the specific termination provision in this Agreement upon which the terminating party is relying and that sets forth in reasonable detail the facts and circumstances that provide a basis for termination of the Executive's employment under the provision indicated.

              (g) Date of Termination, Etc. “Date of Termination” means the date on which the Executive's employment with the Company is terminated. Notwithstanding any other provision of this Agreement to the contrary, if the Executive incurs a termination of employment that is not a “separation from service” within the meaning of Section 409A of the Code, the Executive's right to all amounts payable upon such termination of employment pursuant to Section 5 shall vest on the Date of Termination, but payment of any amount that is subject to Section 409A shall be deferred until the Executive has incurred a separation from service (or, if required by Section 5(e) of this Agreement, six months thereafter).

         5. Compensation upon Termination.

              (a) Accrued Benefits. Upon termination of employment for any reason, the Executive shall be entitled to timely receive (i) his base salary earned through the Date of Termination, (ii) any earned but unpaid vacation pay as of the Date of Termination, (iii) reimbursement of any expenses properly incurred prior to the Date of Termination in accordance with the Company's policy on business expense reimbursement, (iv) any amount or benefits to which the Executive is entitled under any pension plan, retirement savings plan, equity participation plan, stock purchase plan, medical benefit plan or other benefit plan or employment policy maintained by the Company in accordance with the terms of such plan, policy or arrangement; and (v) except in the case of a termination for Cause, any incentive compensation earned but not yet paid for a performance period ended prior to the Date of Termination at the time it would otherwise have been paid but for the termination (clauses (i) through (v) hereof being referred to collectively in this Agreement as the “Accrued Benefits”);

    (b) Death or Permanent Disability. If the Executive's employment with the Company is terminated by reason of the Executive's Death or Permanent Disability, the Executive's estate or the Executive shall be entitled to the following:

             (i) the Accrued Benefits;

(ii)  Payment of the Executive's incentive compensation under each plan in effect at the Date of Termination paid at target but prorated through the Date of Termination, paid not more than 30 days after the Date of Termination; and

            (iii) If and to the extent that any equity compensation award made to the Executive prior to the Date of Termination remains unvested as of the Date of Termination, then a pro rata portion of the unvested equity compensation award will vest as of the Date of Termination (the pro rata potion to vest shall be calculated in the manner set forth on Schedule 3).

            (c) Termination Without Cause or for Good Reason. If the Company terminates the Executive's employment without Cause or the Executive terminates his employment for Good Reason, the Executive shall be entitled to the following:
         (i) the Accrued Benefits;
             (ii) With respect to the Executive's annual incentive compensation opportunity during the year in which the Date of Termination occurs, payment of a prorated amount, based on actual performance for the year. The amount payable pursuant to this clause shall be paid, subject to Section 5(e), between January 1 and March 15 of the year following the year in which the Date of Termination occurs;

             (iii) If the Executive is eligible to receive any "performance-based" long term incentive compensation awards as of the date on which Notice of Termination is given, payment of the applicable incentive compensation awards actually earned for each performance cycle during which the Date of Termination occurs but prorated through the Date of Termination. The amount required to be paid pursuant to this clause (iii) shall be paid, subject to Section 5(e), between January 1 and March 15 of the year following the end of each applicable performance cycle;
             (iv) If the Executive has received any equity compensation, that remains subject to time vesting requirements on the Date of Termination, the portion of the award that would have otherwise vested within one year after the Date of Termination shall vest immediately as of the Date of Termination;
(v) Payment equal to the greater of (A) or (B), where (A) is the sum of one times the  Executive's annual base salary at the rate in effect on the date on which Notice of Termination is given (but without regard to any reduction in base salary that constituted, or would have constituted, Good Reason) plus the Executive's target annual incentive compensation opportunity at the time the Notice of Termination is given (but without regard to any reduction in incentive compensation opportunities that constituted, or would have constituted, Good Reason) and (B) is the amount of severance to which the Executive would be entitled to under the Company's Severance Policy then in effect if the Executive were not a party to this Agreement. The amount required to be paid pursuant to this clause (v) shall be paid, subject to Section 5(e), in regular installments over a 12 month period or the severance period as set forth in the Severance Policy, if applicable, consistent with the Company's payroll practices, commencing on the first payroll date following the Date of Termination; provided, however, that in the event that the six-month payment delay described in Section 5(e) is applicable, then no payments shall be made through the six-month period following the Date of Termination, and a catch-up payment, representing the payments that would have been made during such six month period shall be made at the beginning of the seventh month following the Date of Termination, and the remaining installments shall commence with the first payroll date in such seventh month. If the Executive dies prior to the end of such severance period, the remaining unpaid installments shall be paid to the Executive's estate in a lump sum not more than 30 days following the date of death. Each installment payable pursuant to this clause (v) shall be considered a separate “payment” for purposes of Code Section 409A.
(vi) Executive level outplacement services paid for by the Company to the provider of such services approved by the Company; provided that such services are received by Executive prior to the last day of the second taxable year of the Executive following the taxable year of the Executive in which the “separation from service” occurred; and
             (vii) Continuation of the Executive's medical, prescription drug, dental and life insurance benefits (collectively, "Insurance Benefits") for a period of 12 months following the Date of Termination or until such earlier time as the Executive receives medical or life insurance coverage through a future employer. Executive shall continue to pay the employee portion of costs for the continued Insurance Benefits on a monthly basis.
              (d)  Termination Without Cause or For Good Reason in Connection with a Change in Control. In addition to the benefits set forth under Section 5(c), (1) in the event that the termination without Cause or for Good Reason occurs within two years following a Change in Control (as defined herein) or (2) in the event that a Change in Control occurs within six months following (A) a termination by the Company without Cause, or (B) a termination by the Executive for Good Reason, the following will apply:
(i) The payment provided for under Section 5(c)(v) will be equal to two times the amount calculated in accordance with (A) in the first sentence in Section 5(c)(v), and such payment shall be paid in a lump sum within five days after the later of the Date of Termination or the Change in Control; provided, however, that if the Company, in its sole discretion, determines that the Change in Control does not constitute a “change in control event” as defined in Code Section 409A, then all such payments that (A) the Company determines are not “Section 409A Payments” (as defined in Section 5(e)) or (B) exceed the amount that would have been paid had the termination not occurred in connection with a Change in Control, shall be paid in a lump sum and the remaining installments shall be paid at the time they would have been paid had the termination not occurred in connection with a Change in Control (or, if earlier, not more than five days after a change in control event, as defined in Section 409A, occurs).
(ii) In lieu of the vesting provided for under Section 5(c)(iv), in the event of a termination by the Company without Cause, termination by the Executive for Good Reason, or the Company's election not to renew the term of the Agreement following a Change in Control, any equity compensation awards that are subject to time vesting requirements and remain unvested at the Date of Termination or the date of the Company's election not to renew the term of the Agreement following a Change in Control will become fully vested as of the Date of Termination or the date of the Company's election not to renew the term of the Agreement following a Change in Control, respectively. If a Change in Control occurs within six months following (A) a termination by the Company without Cause or termination by the Executive for Good Reason, or (B) the date on which the Agreement expires by reason of the Company's election not to renew the term of the Agreement pursuant to Section 1, then any equity compensation awards that (x) were subject to time vesting requirements (y) remained unvested as of the Date of Termination or date on which the Agreement expires by reason of the Company's election not to renew, as the case may be, and (z) did not vest pursuant to Section 5(c)(iv) will become vested as of the date of the Change in Control.

(iii) The Executive shall be entitled to outplacement services paid for by the Company; provided, however, that the Company is not required to pay any amount for such services that exceeds 15% of the Executive's annual base salary at the time of termination (without regard to any reduction in base salary that constituted, or would have constituted, Good Reason); provided, further that such services are received by the Executive prior to the last day of the Executive's second taxable year following the taxable year in which the Executive's “separation from service” occurred.

(iv) The continuation of Insurance Benefits shall be for a period of 18 months, rather than 12 months.

(v) The Executive shall be entitled to financial planning services paid for by the Company; provided, however, that the Company is not required to pay any amount for such services that exceeds $10,000.

(vi) For purposes of this Agreement, a Change in Control shall be deemed to occur if:

         (A) any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities. For purposes of this Agreement, the term “Person” is used as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, the term “Person” shall not include the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company. For purposes of this Agreement, the term “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;

          (B) during any period of two consecutive years (not including any period prior to the execution of this Agreement), Continuing Directors (as defined below) cease for any reason to constitute at least a majority of the Board. The term “Continuing Directors” means (i) individuals who were members of the Board at the beginning of the two-year period referred to above and (ii) any individuals elected to the Board, after the beginning of the two-year period referred to above, by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved in accordance with this provision. Notwithstanding the immediately preceding sentence, an individual who is elected to the Board after the beginning of the two-year period shall not be deemed a Continuing Director if the individual was designated by a person who has entered into an agreement with the Company to effect a transaction described in Section 5(d)(iii)(A), (C) or (D);

          (C) the consummation of a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than two-thirds of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after the merger or consolidation; or

          (D) the consummation of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.
(e) Payments. Payment of benefits under Section 5(b) in the event of death is subject to reasonable evidence of authority to act for the decedent's estate. Payment of benefits under clauses (ii) and (iii) of Section 5(b) in the event of Permanent Disability and payment of benefits under clauses (ii), (iii), (iv), (v), (vi) and (vii) of Section 5(c) and under clause 5(d) is conditioned on the release provided under Section 5(f) becoming effective. Except as otherwise provided in this Agreement, all payments under this Agreement shall be subject to applicable withholdings. Notwithstanding any provisions of this Section 5 to the contrary, if the Executive is a "specified employee" (within the meaning of Section 409A of the Code and determined pursuant to policies adopted by the Company) on the Executive's Date of Termination, amounts that otherwise would be payable, pursuant to clauses (ii) and (iii) of Section 5(b) (other than by reason of death), clauses (ii), (iii), (iv), and (v)  of Section 5(c) or under Section 5(d), to the extent that such amounts constitute deferred compensation subject to Section 409A of the Code (the “Section 409A Payments”) during the six-month period immediately following the Date of Termination will instead be paid or made available on the earlier of (i) the first day of the seventh month following the Executive's Date of Termination and (ii) the Executive's death. For purposes of this Agreement, all amounts payable pursuant to clauses (ii) and

(iii) of Section 5(b) (other than by reason of death), clauses (ii), (iii), (iv) and (v) of Section 5(c) or Section 5(d) shall be considered 409A Payments except to the extent that the Company, in its sole discretion, determines that such amounts satisfy an exception to Section 409A, including the exception for short-term deferrals set forth in Treasury Regulation §1.409A-1(b)(4) and the exception for certain separation pay plans set forth in Treasury Regulation §1.409A-1(b)(9)(iii), which shall be applied to all installments commencing with the first installment that does not qualify as a short-term deferral until the limitation on such separation pay plans is reached. In connection with the Company's determination as set forth in the preceding sentence, the Executive may furnish the Company with a tax opinion or other evidence that an exception applies but the Company shall not be bound by any such opinion or evidence.

              (f) Release. Payment of any amount to and the provision of any benefits to, or on behalf of, the Executive pursuant to clauses (ii) and (iii) of Section 5(b) in the event of Permanent Disability or clauses (ii), (iii), (iv), (v), (vi) and (vii) of Section 5(c) or Section 5(d) of this Agreement and Executive's acceptance of such amounts shall be conditioned on the Executive's execution and delivery to the Company, no later than sixty (60) days after the Date of Termination, of a general waiver and release of claims in the form attached hereto as Exhibit A or in such other form as the Company may reasonably request to provide a complete release of all claims and causes of action the Executive or the Executive's estate may have against the Company, except claims and causes of action arising out of, or related to, the obligations of the Company pursuant to this Agreement and Claims (as defined in Exhibit A) for vested benefits under any pension plan, retirement plan and savings plan, rights under any Equity Compensation plan and stock purchase plan and rights to continuation of medical care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 and any similar state law.

             (g) No Offset for Benefits. There shall be no offset to any compensation or other benefits otherwise payable to, or on behalf of, the Executive pursuant to the terms of Section 5 of this Agreement as a result of the receipt by Executive of any pension, retirement or other benefit payments (including, but not limited to, accrued vacation) except as provided by Section 11(m).

         6. Termination Obligations.

              (a) The Executive hereby acknowledges and agrees that all personal property and equipment furnished to or paid for by the Company or prepared by the Executive in the course of or incident to the Executive's employment by the Company belongs to the Company and shall be promptly returned to the Company upon termination of the employment. “Personal property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), all computers, lap tops, personal digital assistants, cellular phones and other electronic devices and all other proprietary information relating to the business of the Company or any affiliate, including information stored on any non-Company owned or furnished device, network, storage location or media in the Executive's possession or control. Following termination of employment, the Executive will not retain any written or other tangible material containing any proprietary information or Confidential Information (as defined below) of the Company or any affiliate of the Company.

              (b) Upon termination of the employment, the Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any affiliate of the Company.

              (c) The representations and warranties contained herein and the Executive's obligations and/or agreements under Sections 6, 7, 8, 9, 10 and 11 hereof shall survive termination of the employment and the expiration of this Agreement.

              (d) Any reference to the Company in this Section 6 shall include the Company and any entity that owns, is owned by or is under common ownership with the Company (an “Affiliate”).

         7. Personal Property, Records and Confidential Data.

              (a) The Executive acknowledges that in connection with the performance of his duties during the term of this Agreement, the Company will make available to the Executive, or the Executive will have access to, certain Confidential Information (as defined below) of the Company. The Executive acknowledges and agrees that any and all Confidential Information learned or obtained by the Executive during the course of his employment by the Company or otherwise (including, without limitation, information that the Executive obtained through or in connection with the Executive's stock ownership in and employment by the Company) whether developed by the Executive alone or in conjunction with others or otherwise, shall be and is the property of the Company.

             (b) The Executive shall keep all Confidential Information confidential and will not use such Confidential Information other than in connection with the Executive's discharge of his duties hereunder. The Executive will safeguard the Confidential

Information from unauthorized disclosure. This covenant is not intended to, and does not limit in any way, any of the Executive's duties or obligations to the Company under statutory or common law not to disclose or to make personal use of the Confidential Information or trade secrets.

              (c) Following the Executive's termination hereunder, as soon as possible after the Company's written request, the Executive will return to the Company all written or electronic Confidential Information that has been provided to the Executive, and the Executive will destroy or return (at the Company's option) all copies of any analyses, compilations, studies or other documents prepared by the Executive or for the Executive's use containing or reflecting any Confidential Information. Within ten (10) business days of the receipt of such request by the Executive, the Executive shall deliver to the Company a notarized document certifying that such Confidential Information has been returned or destroyed in accordance with this Section 7(c). However, should the Confidential Information be contained on Personal Property, defined above, then such Personal Property with all data including Confidential Information, shall be returned to the Company.

              (d) For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company, regardless of form or format, including, without limitation, the Company's marketing strategies, pricing policies or characteristics, customers and customer information, product or product specifications, designs, software systems, cost of equipment, customer lists, business or business prospects, plans, proposals, codes, marketing studies, research, reports, investigations, public relations methods, or other information of similar character, including information stored on any non-Company owned or furnished device, network, storage location or media in the Executive's possession or control. For purposes of this Agreement, the Confidential Information shall not include and the Executive's obligations under this Section 7 shall not extend to (i) information which is available in the public domain, or (ii) information that is required to be disclosed by lawful order of a court of competent jurisdiction, provided that the Executive gives the Company notice of such disclosure requirement and cooperates with the Company in connection with any action by the Company to seek a protective order or confidential treatment for such information.

              (e) Any reference to the Company in this Section 7 shall include the Company and its Affiliates.

         8. Assignment of Inventions.

              (a) Definition of Inventions. “Inventions” mean discoveries, developments concepts, ideas, methods, designs, improvements, inventions, formulas, processes, techniques, programs, know-how and data, whether or not patentable or registerable under copyright or similar statutes, except any of the foregoing that (i) is not related, in any way, to the business of the Company or the Company's actual or demonstrable research or development, (ii) does not involve the use of any equipment, supplies, facility or Confidential Information of the Company, (iii) was developed entirely on the Executive's own time, and (iv) does not result from any work performed by the Executive for the Company.

              (b) Assignment. The Executive agrees to and hereby does assign to the Company, without further consideration, all of his right, title and interest in any and all Inventions the Executive may make during the term hereof.

             (c) Duty to Disclose and Assist. The Executive agrees to promptly disclose in writing all Inventions to the Company, and to provide all assistance reasonably requested by the Company in the preservation of the Company's interests in the Inventions including obtaining patents in any country throughout the world. Such services will be without additional compensation if the Executive is then employed by the Company and for reasonable compensation and subject to his reasonable availability if he is not. If the Company cannot, after reasonable effort, secure the Executive's signature on any document or documents needed to apply for or prosecute any patent, copyright, or other right or protection relating to an Invention, whether because of his physical or mental incapacity or for any other reason whatsoever, the Executive hereby irrevocably designates and appoints the Company and its duly authorized Officers and agents as his agent and attorney-in-fact, to act for and on his behalf and in his name and stead for the purpose of executing and filing any such application or applications and taking all other lawfully permitted actions to further the prosecution and issuance of patents, copyrights, or similar protections thereon, with the same legal force and effect as if executed by the Executive.

              (d) Ownership of Copyrights. The Executive agrees that any work prepared for the Company which is eligible for United States copyright protection or protection under the Universal Copyright Convention or other such laws or protections including, but not limited to, the Berne Copyright Convention and/or the Buenos Aires Copyright Convention shall be a work made for hire and ownership of all copyrights (including all renewals and extensions) therein shall vest in the Company. If any such work is deemed not to be a work made for hire for any reason, the Executive hereby grants, transfers and assigns all right, title and interest in such work and all copyrights in such work and all renewals and extensions thereof to the Company, and agrees to provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of the Company's copyright in such work, such assistance to be provided at the Company's expense but without any additional compensation to the Executive. The Executive hereby agrees to and does hereby waive the enforcement of all moral rights with respect to the work developed or produced hereunder, including without limitation any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications.

             (e) Litigation or other Proceedings. The Executive agrees to render assistance and cooperation to the Company at its request regarding any matter, dispute or controversy with which the Company may become involved and of which the Executive has or may have reason to have knowledge, information or expertise. Should depositions or live testimony be required in any proceeding, Executive will fully cooperate in preparing for such events and will testify fully and truthfully as required. Such services will be without additional compensation if the Executive is then employed by the Company and for reasonable compensation and subject only to his reasonable availability if he is not. In either event, the Company shall reimburse the Executive for any non-compensated expenses reasonably and necessarily incurred by the Executive.

              (f) Construction. Any reference to the Company in this Section 7 shall include the Company and its Affiliates.

         9. Additional Covenants

              (a) Non-Interference with Customer Accounts. Executive covenants and agrees that (i) during employment and (ii) for a period of twelve (12) months commencing on the Date of Termination, except as may be required by Executive's employment by the Company, Executive shall not directly or indirectly, personally or on behalf of any other person, business, corporation, or entity, contact or do business with any customer of the Company with respect to any product, business activity or service which is competitive with any product, business, activity or service of the type sold or provided by the Company.

              (b) Non-Competition. In consideration of and in connection with the benefits provided to the Executive under this Agreement and in order to protect the goodwill of the Company, the Executive hereby agrees that if the Executive's employment is terminated, then, unless the Company otherwise agrees in writing, for a period of twelve (12) months commencing on the Date of Termination, the Executive shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with any entity engaged in a business which sells, in competition with the Company and its affiliates, the same type of products as sold by the Company, including without limitation glass tableware, ceramic dinnerware, metal flatware and plastic supplies to the foodservice industry other than as a shareholder or beneficial owner owning five percent (5%) or less of the outstanding securities of a public company. Without limiting the foregoing, currently the following business operations among others sell, in competition with the Company and its affiliates, the same type of products as sold by the Company and its affiliates: Anchor Hocking; Arc International and its affiliate Cardinal International, Inc.; Oneida Ltd.; and any glass tableware manufacturer, seller or importer for Bormioli Rocco Casa SpA, for the Kedaung group of companies of Indonesia or for the Sisecam group of companies of Turkey including Pasabahce.

              (c) No Diversion. The Executive covenants and agrees that in addition to the other Covenants set forth in this Section 9, (i) during his employment and (ii) for a period of twelve (12) months following his Date of Termination, Executive shall not divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business opportunities of the Company (e.g., joint ventures, other business combinations, investment opportunities, potential investors in the Company, and other similar opportunities) of which the Executive became aware as a result of his employment with the Company.

             (d) Non-Recruitment. The Executive acknowledges that the Company has invested substantial time and effort in assembling its present workforce. Accordingly, the Executive covenants and agrees that during employment and for period of twelve (12) months commencing on the Date of Termination, the Executive shall not either for the Executive's own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venture owner or shareholder or otherwise on behalf of any other person, firm or corporation directly or indirectly entice, solicit, attempt to solicit, or seek to induce or influence any Officer or employee of the Company to leave his employment with the Company or to offer employment to any person who on or during the six (6) month period immediately preceding the date of such solicitation or offer was an employee of the Company; provided, however, that this Section 9(d) shall not be deemed to be breached with respect to an employee or former employee of the Company who responds to a general advertisement seeking employment or who otherwise independently initiates contact for the purpose of seeking employment.

              (e) Non-Disparagement. Executive covenants and agrees that during the Executive's employment and after the Date of Termination, Executive shall not denigrate or disparage the Company or any of its directors, officers, employees, equity holders, contractors, customers or competitors (“Covered Parties”) or the Company's products and will not make or post any negative or critical remarks in any newspaper, electronic media, blog or other public forum concerning the Company or the Covered Parties or their business, management or employment practices. Nothing in this Paragraph will preclude the Executive from providing truthful testimony if mandated by subpoena or court order to do so, or from cooperating fully with any valid request for information from a government agency.

              (f) Severability and Modification of any Unenforceable Covenant. It is the parties' intent that each of the Covenants be read and interpreted with every reasonable inference given to its enforceability. However, it is also the parties' intent that if any term, provision or condition of the Covenants is held to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Finally, it is also the parties' intent that if it is determined any of the Covenants are unenforceable because of over breadth, then the covenants shall be modified so as to make it reasonable and enforceable under the prevailing circumstances.

              (g) Tolling. If the Executive breaches any Covenant, the running of the period of restriction shall be automatically tolled and suspended for the amount of time that the breach continues, and shall automatically recommence when the breach is remedied so that the Company shall receive the benefit of the Executive's compliance with the Covenants

              (h) Construction. Any reference to the Company in this Section 9 shall include the Company and its affiliates.

        10. No Assignment. This Agreement and the rights and duties hereunder are personal to the Executive and shall not be assigned, delegated, transferred, pledged or sold by the Executive without the prior written consent of the Company. The Executive hereby acknowledges and agrees that the Company may assign, delegate, transfer, pledge or sell this Agreement and the rights and duties hereunder (a) to an affiliate of the Company or (b) to any third party in connection with (i) the sale of all or substantially all of the assets of the Company or (ii) a stock purchase, merger, or consolidation involving the Company. This Agreement shall inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and assigns.

         11. Miscellaneous Provisions.

              (a) Payment of Taxes. Except as specifically provided for in this Agreement, to the extent that any taxes become payable by the Executive by virtue of any payments made or benefits conferred by the Company, the Company shall not be liable to pay or obligated to reimburse the Executive for any such taxes or to make any adjustment under this Agreement. Any payments otherwise due under this Agreement to the Executive, including, but not limited to, the base salary and any bonus compensation shall be reduced by any required withholding for federal, state and/or local taxes and other appropriate payroll deductions
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              (b) Notices. All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made (i) if delivered personally or (ii) after the expiration of five days from the date upon which such notice was mailed from within the United States by certified mail, return receipt requested, postage prepaid, (iii) upon receipt by prepaid telegram or facsimile transmission (with written confirmation of receipt) or (iv) after the expiration of the second business day following deposit with an overnight delivery service. All notices given or made pursuant hereto shall be so given or made to the parties at the following addresses:

If to the Executive:

If to the Company:

Libbey Inc.
300 Madison Avenue
P.O. Box 10060
Toledo, Ohio 43604
Facsimile: (419) 325-2585
Attention: Secretary

The address of any party hereto may be changed by a notice in writing given in accordance with the provisions hereof.

              (c) Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.

              (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts executed in and to be performed in that state, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters, the law of the jurisdiction under which the respective entity derives its powers shall govern. Further, the arbitration provision in Section 11(k) of this Agreement will be governed solely by the Federal Arbitration Act as will any action to compel, enforce, vacate or confirm proceedings, awards or orders under the arbitration provision. The parties irrevocably agree that all actions to enforce an arbitrator's award pursuant to Section 11(k) of this Agreement shall be instituted and litigated only in federal or state courts sitting in Toledo, Ohio and each of such parties hereby consents to the exclusive jurisdiction and venue of such court and waives any objection based on forum non conveniens.

              (e) Waiver of Jury Trial. The parties hereby waive, release and relinquish any and all rights they may have to a trial by jury with RESPECT to any provisions of this Agreement, any claim covered by Section 11(l), or to enforce AN ARBITRATOR'S AWARD PURSUANT TO SECTION 11(k) OF THIS AGREEMENT.

              (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

              (g) Entire Understanding. This Agreement including all Exhibits and Recitals hereto which are incorporated herein by this reference, together with the other agreements and documents being executed and delivered concurrently herewith by the Executive, the Company and certain of its affiliates, constitute the entire understanding among all of the parties hereto and supersedes any prior understandings and agreements, written or oral, among them respecting the subject matter within.
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             (h) Headings. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

              (i) Amendment. Except as set forth in Sections 9(f) and 11(c) above, this Agreement shall not be changed or amended unless in writing and signed by both the Executive and the Chairman of the Board of Directors or unless amended by the Company in any manner provided that the rights and benefits of the Executive shall not be diminished by any amendment made by the Company without the Executive's written consent to such amendment.

              (j) Advice of Counsel. The Executive acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

              (k) Arbitration. The parties agree to submit to arbitration on any dispute, not contrary to law, related to this Agreement, its provisions or interpretation, any aspect of Executive's employment relationship with the Company and any employment-related claims Executive may wish to assert and agree that the arbitration process shall be the exclusive, final and binding means for resolving disputes which the parties cannot themselves resolve. Any arbitration under this Agreement shall be conducted in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) for individual, non-aggregate claims as modified in this Agreement. Arbitration proceedings shall take place in Toledo, Ohio, before a single neutral arbitrator, selected in accordance with AAA rules, who shall be a lawyer. All arbitration proceedings shall be confidential. Neither party shall disclose any information about the evidence produced by the other party in the arbitration proceeding, except in the course of judicial, regulatory, or arbitration proceedings, or as may be demanded by government authority. Before making any disclosure permitted by the preceding sentence, a party shall give the other party reasonable advance written notice of the intended disclosure and an opportunity to prevent disclosure. Each party shall have the right to take the deposition of three individuals and any expert witness designated by the other party. Additional discovery may be had only where the arbitrator so orders, upon a showing of substantial need. Only evidence that is directly relevant to the issues may be obtained in discovery. Each party bears the burden of persuasion on any claim, counterclaim or affirmative defense raised by that party. The arbitration provisions of this Agreement shall not prevent the Company from obtaining injunctive relief from a court of competent jurisdiction to enforce any obligations of this Agreement or the continuing obligations of the Agreement for which the Company may obtain provisional relief pending a decision on the merits by the arbitrator. The arbitrator shall have authority to award any remedy or relief that a court of the State of Ohio or federal court located in the State of Ohio could grant in an individual action based on applicable law and the claims actually made in the arbitration. The arbitrator may allow reasonable attorney's fees as a part of the award where the discretion to allow such fees is provided under applicable Ohio or federal law to prevailing parties. Any arbitration award shall be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the reasons for the award. The arbitrator's award shall be final and judgment may be entered upon such award by any court. The administration and arbitrator's fees for any arbitration will be paid by the Company.

              (l) Attorney's Fees. In addition to the attorney's fees referred to in Section (k), if the Executive prevails in any arbitration or other proceeding including to enforce an arbitration award, or in any appeal in connection with this Agreement in which attorneys fees are not otherwise available to the prevailing party, the Company shall reimburse the Executive reasonable attorneys' fees and other costs within a reasonable time after a final award or judgment in any enforcement proceeding is rendered.

              (m) Coordination with Deferred Compensation Plans. If and to the extent that the Executive has elected, pursuant to the Executive Savings Plan (“ESP”), the Executive Deferred Compensation Plan (“DCP”) or any other non-qualified deferred compensation plan (such plans being referred to as “deferred compensation plans”), to defer receipt of any of compensation, including without limitation any performance-based Equity Compensation or other Equity-Based Compensation (as defined in the DCP), the terms of the applicable deferred compensation plan shall govern as to the events upon which compensation that is subject to a deferral election is distributed to the Executive and the timing of any such distribution. However, the terms of this Agreement shall govern as to whether (and, if so, the extent to which) amounts, including without limitation annual incentive compensation, performance-based Equity Compensation and other Equity-Based Compensation, that are subject to deferral elections have been earned or deemed earned at the time of any distribution event contemplated by the relevant deferred compensation plan.

              (n) Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement will be administered in a manner consistent with this intent. References to Section 409A of the Code will include any proposed, temporary or final regulation, or any other formal guidance, promulgated with respect to such section by the U.S. Department of Treasury or the Internal Revenue Service.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

LIBBEY INC.

By:
Name:	Stephanie A. Streeter
Title:	Chief Executive Officer

Name:

SCHEDULE 1

1.	Base salary of the Executive as of the date of this Agreement and subsequent revisions.

2.	The Executive shall be eligible to participate in the following benefit plans and programs of the Company:

a.
The annual performance incentive compensation plan for corporate Officers (currently the “Senior Management Incentive Plan”). The target percentage for an Executive's participation shall be the target percentage currently in effect for the position as of the date of this Agreement and any subsequent revisions.

b.
The long term incentive compensation plan (currently the Libbey Inc. Long Term Incentive Compensation Plan and the Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan) with components and weighting determined by the Compensation Committee. The target percentage for an Executive's participation shall be the target percentage currently in effect for the position as of the date of this Agreement and any subsequent revisions.

	c.	Stock option and equity participation plan (currently the 2006 Omnibus Incentive Plan of Libbey Inc.)

	d.	Libbey Inc. Retirement Savings Plan

	e.	Financial Investment Counseling

	f.	Executive Physical

	g.	Executive Deferred Compensation Plan

	h.	Such other benefit plans and arrangements as the Company provides, from time to time, to salaried employees generally

SCHEDULE 2
Pro Rata Vesting Calculation

Pursuant to Section 5(b)(iii), a pro rata portion of unvested Equity Compensation will vest in the event that Executive's employment is terminated due to death or Permanent Disability. For purposes of determining the number of unvested shares that will vest the methodology outlined in the Example below will apply.

Example:

Assume 1,000 shares are granted on February 1, 2011, with 25% vesting in four equal annual installments as follows:

Number of Shares	Date of Vesting
250	January 31, 2012
250	January 31, 2013
250	January 31, 2014
250	January 31, 2015

Assume the Date of Termination is March 15, 2012. On the Date of Termination, 750 shares remain unvested. To determine how many shares will vest, the number of shares in each vesting tranche will be multiplied by a fraction, with the resulting product rounded down to the nearest whole share. For purposes of determining the fraction, the numerator will equal the number of whole months (30 day periods) elapsed between the date of grant (i.e., February 1, 2011) and the Date of Termination and the denominator will equal the number of months between the date of grant and the date of vesting of the applicable vesting tranche.

Therefore, the 250 shares scheduled to vest on January 31, 2013 will be multiplied by (13/24) with the product of 135.4 shares rounded to 135 shares that will vest. The numerator of 13 reflects the 13 whole months for the period beginning on February 1, 2011 and ending on March 15, 2012. The denominator of 24 reflects the 24 month period beginning on February 1, 2011 and ending on January 31, 2013.

Similarly, the 250 shares scheduled to vest on January 31, 2014 will be multiplied by (13/36) with the product of 90.3 shares rounded to 90 shares that will vest. The numerator of 13 reflects the 13 whole months for the period beginning on February 1, 2011 and ending on March 15, 2012. The denominator of 36 reflects the 36 month period beginning on February 1, 2011 and ending on January 31, 2014.

Finally, the 250 shares scheduled to vest on January 31, 20115 will be multiplied by (13/48) with the product of 67.7 shares rounded to 67 shares that will vest. The numerator of 13 reflects the 13 month period beginning on February 1, 2011 and ending on March 15, 2012. The denominator of 48 reflects the 48 month period beginning on February 1, 2011 and ending on January 31, 2015.

Of the 750 shares that were unvested on the Date of Termination, 292 shares, reflecting sum of 135 shares, 90 shares and 67 shares, will vest.

SCHEDULE 3
Officer Group

For purposes of this Agreement, the following individuals initially comprise the Officer Group:

Roberto Rubio Barnes

Kenneth A. Boerger

Jonathon S. Freeman

Daniel P. Ibele

Susan A. Kovach

Timothy T. Paige

Richard I. Reynolds

Scott M. Sellick

EXHIBIT A

GENERAL RELEASE AND WAIVER OF CLAIMS

              The undersigned, ___resident of the State of ___(“Releasor”), in accordance with and pursuant to the terms of Section 5(d) of the Executive Employment Agreement (the “Agreement”), dated as of __________________, between Libbey Inc., a Delaware corporation (the “Company”), and Releasor, and the consideration therein provided, except as set forth herein, hereby remises, releases and forever discharges and covenants not to sue, and by these presents does for Releasor and Releasor's legal representatives, trustees, beneficiaries, heirs and assigns (Releasor and such persons referred to herein, collectively, as the “Releasing Parties”) hereby remise, release and forever discharge and covenant not to sue the Company and its affiliates and the respective Officers, directors, employees, equity holders, agent and representatives of each of them and all of their respective successor and assigns (each a “Released Party” and collectively, the “Released Parties”), of and from any and all manner of actions, proceedings, claims, causes of action, suits, promises, damages, judgments, executions, claims and demands, of any nature whatsoever, and of every kind and description, choate and inchoate, known or unknown, at law or in equity (collectively, “Claims”), which the Releasing Parties, or any of them, now have or ever had, or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever, against the Released Parties, and each of them, from the beginning of time to the date hereof;

         (i) arising from Releasor's employment, compensation, commissions, deferred compensation plans, insurance, stock ownership, stock options, employee benefits, and other terms and conditions of employment or employment practices of the Company under federal, state or local law or regulation, including, but not limited to the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended;

         (ii) relating to the termination of Releasor's employment or the circumstances surrounding thereof based on any contract, tort, whistleblower, personal injury, retaliatory, wrongful discharge or any other theory under any federal, state or local constitution, law, regulation, common law or otherwise;

    (iii) relating to payment of any attorneys' fees incurred by Releasor; and

     (iv) based on any alleged discrimination on the basis of race, color, religion, sex, age, national origin, handicap, disability or another category protected by any federal, state or local law or regulation, including, but not limited to, the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Fair Labor Standards Act (“FLSA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), or Executive Order 11246 (as any of these laws or orders may have been amended) or any other similar federal, state or local labor, employment or anti-discriminatory laws..

            Notwithstanding any other provision of this General Release and Waiver of Claims, Releasor does not release or waive Releasor's rights and Claims against the Company arising out of, or related to, the obligations of the Company pursuant to the Agreement, Claims for Releasor's vested benefits under any pension plan, retirement plan and savings plan, rights under any equity participation plan and stock purchase plan and rights to continuation of medical care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and any similar state law.

              Releasor represents and warrants on behalf of the Releasing Parties that there has been, and there will be, no assignment or other transfer of any right or interest in any Claims which Releasor has or may have against the Released Parties, and Releasor hereby agrees to indemnify and hold each Released Party harmless from any Claims, costs, expenses and attorney's fees directly or indirectly incurred by any of the Released Parties as a result of any person asserting any right or interest pursuant to her, his or its assignment or transfer of any such right or interest.

Nothing in this General Release will foreclose Releasor's right to consult or cooperate with any governmental agency.

              Releasor agrees that if any Releasing Party hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against any Released Party any of the Claims released hereunder, then Releasor will pay to such Released Party, in addition to any all damages and compensation, direct or indirect, all attorney's fees incurred in defending or otherwise responding to such suit or Claims.

              Releasor acknowledges that (i) Releasor has received the advice of legal counsel in connection with this General Release and Waiver of Claims, (ii) Releasor has read and understands that this is a General Release and Waiver of Claims, and (iii) Releasor it intends to be legally bound by the same.

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             Releasor acknowledges that Releasor has been given the opportunity to consider this Release for twenty-one (21) days and has been encouraged and given the opportunity to consult with legal counsel of Releasor's choosing before signing it. Releasor understands that Releasor shall have seven (7) days from the date on which Releasor executes this General Release and Waiver of Claims (as indicated by the date below his signature) to revoke Releasor's signature and agreement to be bound hereby by providing written notice of revocation to the Company within such seven (7) day period. Releasor further understands and acknowledges this Release shall become effective, if not sooner revoked, on the eighth day after the execution hereof by Releasor (the “Effective Date”).

              IN WITNESS WHEREOF, Releasor has executed and delivered this General Release and Waiver of Claims on behalf of the Releasing Parties as of the day and year set forth below.

Dated: _______, 20___.

RELEASOR:

Name:

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